Exhibit 10.10

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), dated and signed as of November 18, 2014, amends and restates the Employment Agreement dated as of November 9, 2007, and amended and restated as of January 31, 2012, among PACIFIC CONTINENTAL BANK (“Bank”), PACIFIC CONTINENTAL CORPORATION (“Corporation”) and ROGER S. BUSSE (“Executive”), subject to approval of the Board of Directors of the Corporation, effective January 1, 2015 (the “Effective Date”).

RECITALS

A.	Executive currently serves as President and Chief Operating Officer of the Bank and the Corporation.

B.	Corporation and Bank desire Executive to continue his employment at the Bank and the Corporation in the position of President and Chief Executive Officer under the terms and conditions of this Agreement.

C.	Executive desires to continue his employment at the Bank and the Corporation as President and Chief Executive Officer under the terms and conditions of this Agreement.

D.	This Agreement supersedes any and all other employment, severance or similar agreements that may currently be in effect for Executive with either the Bank or the Corporation.

AGREEMENT

In consideration of the promises set forth in this Agreement, the parties agree as follows.

1.	Employment. The Bank and the Corporation agree to employ Executive, and Executive accepts employment by the Bank and the Corporation on the terms and conditions set forth in this Agreement. Executive’s title will be President and Chief Executive Officer of the Bank and the Corporation. Executive’s principal place of employment will be at the Bank’s headquarters in Eugene, OR. Executive acknowledges that the terms and conditions of Executive’s employment pursuant to this Agreement do not constitute “Good Reason” to terminate employment pursuant to the Predecessor Agreement (defined below).

2.	Term. The term of this Agreement (“Term”) commences on the Effective Date hereof and expires on April 30, 2017, unless sooner terminated in accordance with Section 9 or extended until April 30 of subsequent years in accordance with this Section 2. Notwithstanding any termination or expiration of this Agreement, so long as Executive is employed by the Corporation or any of its subsidiaries, the provisions of Section 10 shall survive until such time as the Corporation’s Board of Directors specifically terminates Section 10.

a.	Each year, commencing in 2015, Executive may include, as an agenda item for consideration by the Boards of Directors of the Corporation and the Bank at their annual organizational meetings, the extension of the Term of this Agreement for an additional one year (the “Extension Notice”). By way of example, if the Term is extended at the annual meetings in 2015, then this Agreement shall expire on April 30, 2018 rather than April 30, 2017, and if the Term is subsequently extended a second time at the annual meetings in 2016, then this Agreement shall accordingly expire on April 30, 2019.

b.	If Executive provides the Extension Notice, then the Term of this Agreement shall be extended for one additional year unless a majority of the Boards of Directors of both the Corporation and Bank (excluding Executive, if the Executive serves on the Board of Directors) elect not to extend the Term at their annual organizational meetings. If the Boards of Directors elect not to extend the Term, written notice of such fact shall be promptly given to Executive.

c.	If Executive fails to provide the Extension Notice, then the Term of this Agreement shall be extended only if a majority of the Boards of Directors of both the Corporation and Bank (excluding Executive, if the Executive serves on the Board of Directors) elect to extend the Term for one additional year and Executive agrees to such extension.

3.	Duties. The Corporation and Bank will employ Executive as its President and Chief Executive Officer. Executive shall render administrative and management services as are customarily performed by persons situated in similar employment capacities as a president and chief executive officer, and shall have such other powers and duties of an officer of the Bank and the Corporation as the Boards of Directors may prescribe from time to time, provided that such duties are consistent with the Executive’s position as President and Chief Executive Officer. The duties of Executive, which are prescribed by the Boards of Directors and may change from time to time at the direction of the Boards, generally include but are not limited to:

a.	Performance. Executive will be responsible for executing the strategic objectives for the Bank and the Corporation as established by the Boards of Directors. Executive will be generally responsible for all aspects of the Corporation’s and Bank’s performance, including without limitation, seeing that daily operational and managerial matters are performed in a manner consistent with the Corporation’s and the Bank’s policies, and for performing such other duties as are usual and customary for the position he holds. Executive may delegate such of his duties as he sees fit to the other officers of the Corporation or the Bank, except that if Executive serves on the Board of Directors of the Corporation and/or the Bank, he may not delegate any of his duties in his capacity as a director to any other officer or individual.

b.	Development and Preservation of Business. Executive will be responsible for the development and preservation of banking relationships and other business development efforts (including appropriate civic and community activities) in the Bank’s market area.

c.	Development and Preservation of Investor Awareness. Executive will be responsible for the development and preservation of the Corporation’s retail and institutional investor relations.

d.	Report to Board. Executive will perform such other duties as may be appropriate to his position and as may be prescribed and changed from time to time by the Boards of Directors of the Corporation and the Bank, respectively, and will report directly to the Boards.

4.	Extent of Services. Executive will use his best efforts to faithfully and diligently perform the duties and responsibilities set forth in Section 3 and will devote substantially all of his working time, attention and skill to carrying out his duties and responsibilities on behalf of the business and affairs of the Bank and the Corporation. To the extent that such activities do not interfere with his duties under Section 3, Executive may participate in other businesses as a passive investor, but (a) Executive may not actively participate in the operation or management of those businesses, and (b) Executive may not, without the Bank’s or Corporation’s prior written consent, make or maintain any investment in a business with which the Bank and/or Corporation has an existing competitive or commercial relationship.

5.	Salary. Executive will initially receive an annual base salary of $395,000, commencing on the Effective Date, to be paid in accordance with the Bank’s regular payroll schedule. Subsequent salary increases are subject to the approval of the Compensation Committee of the Corporation’s Board of Directors (the “Committee”) based on its review of Executive’s compensation and performance and other factors the Committee deems relevant.

6.	Incentive Compensation. Each year during the Term, the Committee will determine the cash incentive compensation opportunity for Executive for that year. Such cash incentive compensation shall be determined in accordance with the Corporation’s cash incentive programs, as such programs are in effect from time to time. Any cash incentive compensation payouts will be paid to Executive in accordance with the terms of the applicable program no later than March 15 of the year following the year in which the incentive compensation is earned by Executive. Executive shall be subject to the stock ownership guidelines established by the Committee or the Corporation’s Board of Directors, as such guidelines are currently in effect and as they may be amended from time to time in the future.

7.	Income Deferral. Executive will be eligible to participate in any program available to the Bank’s and Corporation’s senior management for income deferral, for the purpose of deferring receipt of any or all of the compensation he may become entitled to under this Agreement.

8.	Vacation and Benefits.

a.	Vacation and Holidays. Executive will receive six (6) weeks of paid vacation each year. Each year, Executive may carry over up to three (3) weeks per year of unused vacation to the following year, with a maximum carryover total of four (4) weeks. Any unused vacation time in excess of four (4) weeks will not accumulate or carry over from one calendar year to the next.

b.	Benefits. Executive will be entitled to participate in any group life insurance, disability, health and accident insurance plans, profit sharing and pension plans and in other employee fringe benefit programs the Bank or Corporation may have in effect from time to time for its similarly situated employees, in accordance with and subject to any policies adopted by the Bank’s or Corporation’s Board of Directors or the Committee with respect to the plans or programs, including without limitation, any incentive or employee stock option plan, deferred compensation plan, 401(k) plan (including matching or profit plan), and Supplemental Executive Retirement Plan (SERP). Neither the Bank nor Corporation through this Agreement obligates itself to make any particular benefits available to its employees.

c.	Business Expenses. The Bank or Corporation, as applicable, will reimburse Executive for ordinary and necessary expenses which are reasonable and consistent with past practice at the Bank or Corporation (including, without limitation, reasonable travel, entertainment, and similar expenses) and which are incurred in performing and promoting the Bank’s or Corporation’s business. Executive will present on a monthly basis itemized accounts of these expenses, subject to any limits of Bank or Corporation policy or the rules and regulations of the Internal Revenue Service.

d.	Signing Grant. Executive shall receive a grant of restricted stock units under the Corporation’s 2006 Equity Plan (the “RSUs”) with respect to common stock of the Corporation having an aggregate fair market value of $100,000 on the date that Executive becomes Chief Executive Officer pursuant to this Agreement, subject to the approval of the Committee. The RSUs will vest in a cliff on the four-year anniversary of the grant date, subject to continued employment with the Bank or Corporation through such date, subject to earlier vesting in accordance with the provisions of this Agreement, and shall otherwise be subject to the terms and conditions of the 2006 Equity Plan and an RSU agreement in a form approved by the Committee.

e.	Automobile Allowance. The Bank or Corporation, as applicable, shall provide Executive with an automobile allowance of $1,000 per month and a gas card.

f.	Relocation Benefits. The Bank or Corporation, as applicable, will reimburse Executive for reasonable moving expenses (including hook ups and storage) relating to his relocation from Portland, OR, to Eugene, OR, and for the amount by which the sale price of his existing home in Portland, OR, is less than the amount due on his existing home mortgage, plus the amount he incurs for real estate commissions in selling his home, in an aggregate amount of up to $80,000, provided Executive moves within one year following the date upon which Executive becomes President and Chief Executive Officer pursuant to this Agreement. The Bank or Corporation, as applicable, will also reimburse Executive in an amount up to $2,000 per month for the cost of temporary housing in Eugene, OR, pending the sale of his home in Portland, OR, for up to one year following the date upon which Executive becomes President and Chief Executive Officer. Any amount of relocation benefits that create a personal tax liability for the Executive will be grossed up by the Company for taxes owed.

g.	Other. The Bank or Corporation, as applicable, will provide Executive dues and fees of membership in one social club per year and two season tickets to the University of Oregon football games per year.

9.	Termination of Employment.

a.	Termination by Bank or Corporation for Cause. If, during the Term, the Bank or the Corporation terminates Executive’s employment for Cause (defined below), the Bank will pay Executive the salary earned and expenses reimbursable under this Agreement incurred through the date of his termination. Executive will have no right to receive compensation or other benefits for any period after termination under this Section 9.a. Additionally and immediately upon termination, all equity grants that are vested and all equity grants not yet vested shall terminate and may no longer be exercised.

b.	Other Termination by Bank or Corporation. If, during the Term, the Bank or Corporation terminates Executive’s employment without Cause, or Executive terminates his employment for Good Reason (defined below), the Bank will pay Executive:

(1) the base salary he would have been entitled to if his employment had not terminated for a period of twelve months, and

(2) 100% of the potential incentive compensation described in Section 6 for the year in which Executive’s employment terminates, payable on the 90th day following termination of employment,and

(3) if Executive timely elects to continue Executive’s medical, dental, and visions benefits under COBRA (including, if applicable, continuation of coverage for Executive’s spouse and dependents), then the entire amount of the monthly premium under COBRA under the Bank’s group plans for active employees and their dependents, if applicable, as long as Executive (or his spouse and dependents, if applicable) remains eligible for COBRA, but not beyond twelve months following termination of employment,

(collectively, the “Termination Payments”), provided that Executive shall be entitled to the payment and benefits described above if and only if, within ninety (90) days after such termination of employment, Executive has executed and delivered to the Bank and Corporation the General Release substantially in form and substance as set forth in Exhibit A attached hereto and the General Release has become effective, and only so long as Executive has not breached the provisions of the General Release or breached the provisions of subparagraphs 11 and 12 below, and any statutory or other rights that Executive may have to revoke the General Release has expired prior to the end of the 90-day period. Additionally, all unvested equity grants will become immediately vested upon termination subject to the condition regarding the General Release. All equity awards other than options shall be settled immediately. All vested options, including any accelerated vesting as a result of termination, shall expire on, if not exercised before, the earlier of (i) the same day of the third month after the date of termination, or (ii) the expiration date of the option provided in the award agreement. In the event of a termination related to a Change in Control pursuant to Section 10, the provisions of Section 10 shall supersede this Section 9.b. Subject to the foregoing, the Bank shall commence the Termination Payments within the ninety (90) days after termination of Executive’s employment, as described in the first sentence of this Section 9.b; provided, however, that if the 90-day period begins in one taxable year of Executive and ends in a subsequent taxable year of Executive, then the payments described in Sections 9.b (1) and (2) shall commence in the second taxable year of Executive, with the initial payment to include a catch-up payment for any installments deferred pursuant to this provision.

c.	Death or Disability. This Agreement terminates (1) if Executive dies or (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 90 days as a result of a physical or mental disability (such inability being, a “Disability”), unless with reasonable accommodation Executive could continue to perform his duties under this Agreement and making these accommodations would not pose an undue hardship on the Bank. If termination occurs under this Section 9.c, Executive or his estate will be entitled to receive all compensation and benefits earned and expenses reimbursable through the date Executive’s employment terminated. Additionally, all unvested equity grants will become immediately vested upon Death or Disability. All equity awards other than options shall be settled immediately. All vested options, including any accelerated vesting as a result of Death or Disability, shall expire on, if not exercised before, the earlier of (i) one year after the date of Death or Disability, or (ii) the expiration date of the option provided in the award agreement.

d.	Voluntary Termination by Executive. Executive’s employment may be voluntarily terminated by Executive at any time upon ninety (90) days’ written notice to the Bank or upon such shorter period as may be agreed upon between Executive and the Boards of Directors of the Bank and Corporation. In the event of such voluntary termination, the Bank will pay Executive the salary earned, expenses reimbursable and benefits accrued under this Agreement incurred through the date of his termination. Executive will have no right to receive compensation or other benefits for any period after his voluntary termination under this Section 9.d. The effects of any such voluntary termination on Executive’s outstanding equity awards shall be governed by the terms of such awards.

e.

Return of Bank and Corporation Property. If and when Executive ceases, for any reason, to be employed by the Bank or Corporation, Executive must promptly return to the Bank all keys, pass cards, identification cards and any other property of the Bank or Corporation. At the same time, Executive also must return to the Bank all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of the Bank or the Corporation. The obligations in this paragraph include the return of documents and other materials which may be in his desk at work, in his car, in place of residence, or in any other location under his control. Excluded from this paragraph is the “Business Profiles Cash Flow” program, as described in Schedule A, attached hereto, which is wholly owned by Executive, provided, however, that Executive shall grant Bank and Corporation a non-exclusive, royalty-free license to continue to use the “Business Profiles Cash Flow” program after Executive has ceased to be employed by the Bank or Corporation.

f.	Cause. “Cause” means any one or more of the following:

(1)	Willful misfeasance or gross negligence in the performance of Executive’s duties;

(2)	Conviction of a crime in connection with his duties; or

(3)	Conduct demonstrably and significantly harmful to the Bank or the Corporation, as reasonably determined on the advice of legal counsel by the Bank’s or the Corporation’s Board of Directors.

g.	Good Reason. “Good Reason” means any of the following:

(1)	Reduction of Executive’s salary or reduction or elimination of any significant compensation or benefit plan benefiting Executive, unless the reduction or elimination is generally applicable to all similarly-situated Bank employees (such as a benefit plan applicable only to Bank officers) or the reduction or elimination is generally applicable to substantially all Bank employees (or employees of a successor or controlling entity of the Bank) formerly benefited;

(2)	The assignment to Executive without his express written consent of any authority or duties materially and substantially inconsistent with Executive’s position as Chief Executive Officer as set forth in Section 3 above; this includes but is not limited to, a material and substantial diminution of Executive’s authority, duties and responsibilities as Chief Executive Officer; or

(3)	A relocation or transfer, without Executive’s consent, of Executive’s principal place of employment that would require Executive to commute on a regular basis more than 50 miles each way from the Bank’s headquarters in Eugene, OR.

h.	Change in Control. “Change in Control” means a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Corporation or the Bank, within the meaning of both sections 409A and 280G of the Internal Revenue Code of 1986, as amended; provided however, that an internal reorganization of the Corporation or the Bank shall not constitute a Change in Control.

10.	Payment Related to a Change in Control.

a.	Payment Triggers. Upon the occurrence of any of the following as set forth in subparagraphs 10.a(1) through (3) below, each of which is a “Triggering Event,” Executive will be entitled to receive the payment and benefits described in Section 10.b, provided that Executive shall be entitled to the payment and benefits described in Section 10.b if and only if, within sixty (60) days after the Triggering Event, Executive has executed and delivered to the Bank and Corporation the General Release substantially in form and substance as set forth in Exhibit A attached hereto and the General Release has become effective, and only so long as Executive has not breached the provisions of the General Release or breached the provisions of subparagraphs 11 and 12 below, and any statutory or other rights that Executive may have to revoke the General Release have expired prior to the end of the 60-day period:

(1)	A Change in Control of the Bank and/or the Corporation is consummated while Executive is employed by the Bank and the Corporation, and Executive is not offered a Comparable Position (as defined below) with the acquiring or surviving company;

(2)	Within one year after accepting a Comparable Position with the acquiring or surviving company in a Change in Control, Executive’s employment is terminated (A) by the acquiring or surviving company other than termination for Cause, or (B) by Executive for Good Reason; or

(3)	The Bank or the Corporation terminates Executive’s employment without Cause or Executive resigns for Good Reason, and within one year thereafter the Bank and/or the Corporation enters into an agreement for a Change in Control or any party announces or is required by law to announce a prospective Change in Control of the Bank and/or the Corporation, and the Change in Control contemplated by such agreement or announcement actually occurs.

A “Comparable Position” means the position of President and Chief Executive Officer of the acquiring or surviving company, on financial terms in the aggregate no less favorable than this Agreement.

b.

Payment Amount. Subject to Section 10.a, if a Triggering Event occurs, the Bank will pay Executive, within sixty (60) days after the occurrence of the Triggering Event, a single payment in an amount equal to two and one-half (2.5) times the Executive’s potential annual compensation less the amount of any Termination Payments that may have been paid to Executive pursuant to Section 9.b; provided, however, that if the 60-day period begins in one taxable year of Executive and ends in a subsequent taxable year of Executive, then the payment shall be made in the second taxable year. Executive’s potential annual compensation is the Executive’s current annual salary plus 100% of the Executive’s current potential incentive compensation as described in Section 6 (or, if Executive’s employment terminated prior to a Change in Control as described in Section 10(a)(3), then “potential annual compensation” under this Section 10.b will be measured based on Executive’s annual salary and potential incentive compensation at the time of termination). If Executive’s employment is terminated pursuant to Section 10.a, the Bank will also pay for one-year following Executive’s termination or the closing of the Change in Control, whichever is later, if Executive timely elects to continue Executive’s medical, dental, and visions benefits under COBRA (including, if applicable, continuation of coverage for Executive’s spouse and dependents), the entire amount of the monthly premium under COBRA under the Bank’s group plans for active employees and their dependents, if applicable, but not beyond the date that Executive (or his spouse and dependents, if applicable) remains eligible for COBRA. Additionally, if Executive’s employment terminates as described in Section 10.a(1) or 10.a(2), all unvested equity grants will become immediately vested upon termination of employment. In such circumstances, all equity awards other than options shall be settled immediately, and all vested options, including any accelerated vesting as a result of termination, shall expire on, if not exercised before, the earlier of (i) the same day of the third month after the date of termination, or (ii) the expiration date of the option provided in the award agreement.

c.	Limitations on Payments Related to Change in Control. The following apply notwithstanding any other provision of this Agreement:

(1)	If the total of the payments and benefits described in Section 10.b will be an amount that would cause them to be a “parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code (a “Parachute Payment Amount”), then such payment(s) shall be reduced so that the total amount thereof is $1 less than the Parachute Payment Amount (provided that in the event of such a reduction, the Bank’s accountants shall determine which benefits shall be reduced, and in no event shall the foregoing be interpreted or administered so as to result in an acceleration of payment or further deferral of payment of any amounts in violation of Section 409A); and

(2)	Executive’s right to receive the payments and benefits described in Section 10.b terminates immediately if before the Change in Control transaction closes, Executive terminates his employment without Good Reason or the Bank or the Corporation terminates Executive’s employment for Cause.

d.	Survival. The provisions of this Section 10 will survive any termination or expiration of this Agreement until such time as the Corporation’s Board of Directors specifically terminates this Section 10.

11.	Confidentiality. Executive will not, after the date this Agreement is signed, including during and after its Term, use for his own purposes or disclose to any other person or entity any confidential business information concerning the Bank or Corporation or their business operations, unless (1) the Bank or Corporation consents to the use or disclosure of their respective confidential information; (2) the use or disclosure is consistent with Executive’s duties under this Agreement; or (3) disclosure is required by law or court order. For purposes of this Agreement, confidential business information includes, without limitation, trade secrets, various confidential information concerning all aspects of current and future operations, nonpublic information on investment management practices, marketing plans, pricing structure and technology of either the Bank or Corporation.

12.	Nonsolicitation. For two years after Executive’s employment under this Agreement terminates, Executive will not, directly or indirectly, persuade or entice, or attempt to persuade or entice, (i) any employee of the Bank or Corporation to terminate his/her employment with the Bank or Corporation, or (ii) any customer of the Bank or Corporation to terminate his/her relationship with the Bank or Corporation or to otherwise direct any portion of his/her business away from the Bank or Corporation.

13.	Injunctive Relief. Executive acknowledges that the Corporation and the Bank would be irreparably harmed if Executive breaches any of its obligations under Sections 11 or 12 and that, in light of all of the facts and circumstances of the relationship between Executive, the Corporation and the Bank, the obligations referred to in Sections 11 and 12 are fair and reasonably necessary for the protection of the Corporation’s and the Bank’s confidential information, goodwill and other protectable interests. Accordingly Executive agrees that in the event of a breach or threatened breach thereof, the Corporation and/or the Bank shall be entitled to injunctive relief to prevent such breach and to secure enforcement (which shall be in addition to any other rights or remedies available to the Corporation or the Bank) and neither the Corporation nor the Bank shall be required to post a bond as a condition for the granting of this relief. In addition, if a court, arbitrator or other person called upon to adjudicate a dispute involving the foregoing Sections 11 or 12 finds that the obligations thereunder are not enforceable under applicable law because they are too broad in any respect, then the court, arbitrator or other person may revise the obligations to the minimum extent necessary to make such obligations enforceable.

14.	Covenants. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 11 and 12 and that the Corporation and/or the Bank are entitled to require him to comply with these Sections. These Sections will survive termination of this Agreement.

15.	Arbitration.

a.	Arbitration. At either party’s request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association’s rules (for employment disputes) then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator’s decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator’s decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys’ fees.

b.	Governing Law. All proceedings will be held at a place designated by the arbitrator in Lane County, Oregon.

c.	Exception to Arbitration. Notwithstanding the above, if Executive violates Section 11 or 12, the Bank and/or Corporation will have the right to initiate the court proceedings described in Section 13, in lieu of an arbitration proceeding under this Section 15.

16.	Miscellaneous Provisions.

a.	IRC Section 409A. The provisions of this Agreement are intended to comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations issued thereunder, and related U.S. Internal Revenue Service guidance (“409A Rules”). Such provisions will be interpreted and applied in a manner consistent with the 409A Rules so that payments and benefits provided to Executive hereunder will not, to the greatest extent possible, be subject to taxation under such Section 409A. For this purpose each installment payment or benefit to which Executive is entitled under Sections 9 and 10 shall be considered a separate and distinct payment. Notwithstanding any contrary provisions hereof, this Agreement may be amended if and to the extent the Corporation or the Bank determines that such amendment is necessary to comply with the 409A Rules. If any payment, compensation or other benefit provided to Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the 409A Rules, then (i) no such amounts or benefits shall be payable or provided unless Executive’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), (ii) if Executive is a “specified employee” upon his separation from service under the 409A Rules, no part of such amounts or benefits shall be paid before the day that is six (6) months plus one (1) day after Executive’s date of termination (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding anything to the contrary contained herein, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefor were paid by Executive, Executive shall pay the full cost of premiums for such welfare benefits during the six (6) month period and the Bank shall pay the Executive an amount equal to the amount of such premiums paid by Executive during such six (6) month period promptly after its conclusion.

b.	Regulatory Restrictions. Notwithstanding anything in this Agreement to the contrary, the Corporation’s and the Bank’s obligation to make payments and provide benefits are subject to applicable restrictions, rules and regulations of the Corporation’s and Bank’s regulators, including the rules that restrict indemnification and severance payments pursuant to Part 359 of the Rules and Regulations of the Federal Deposit Insurance Corporation. The failure of the Corporation or the Bank to make any such payments or provide any such benefits as a result of such rules and restrictions shall not constitute or be deemed to be a breach of this Agreement.

c.	Entire Agreement. This Agreement constitutes the entire understanding and agreement among the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings among the parties relating to its subject matter, including without limitation the Employment Agreements among the parties dated November 9, 2007, and amended and restated as of January 30, 2012 (the “Predecessor Agreement”).

d.	Binding Effect. This Agreement will bind and inure to the benefit of the Bank’s, Corporation’s and Executive’s heirs, legal representatives, successors and assigns.

e.	Litigation Expenses. If any party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other adverse parties for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys’ fees and costs incurred in connection with the enforcement or collection.

f.	Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party’s waiver of any other party’s breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

g.	Assignment. The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of his rights or duties under this Agreement.

h.	Amendment. This Agreement may be modified only through a written instrument signed by all parties.

i.	Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

j.	Governing Law and Venue. This Agreement will be governed by and construed in accordance with Oregon law, except to the extent that certain matters may be governed by federal law. The parties must bring any legal proceeding arising out of this Agreement in Lane County, Oregon.

k.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

l.	Withholding Taxes. All payments to be made to Executive under this Agreement will be subject to required withholding of federal, state and local income and employment taxes as applicable.

[Signature page follows.]

EXECUTIVE:
/s/ Roger S. Busse
Roger S. Busse

PACIFIC CONTINENTAL BANK:
/s/ Robert Ballin
	By:	Robert Ballin
Chairman of the Board

PACIFIC CONTINENTAL CORPORATION:
/s/ Robert Ballin
	By:	Robert Ballin
Chairman of the Board

[Signature page to Amended and Restated Employment Agreement among Roger S. Busse, Pacific Continental Bank and Pacific Continental Corporation]

SCHEDULE A

Description of the “Business Profiles Cash Flow” Program

Description of Business Profiles: Copyright dated 10/20/95, TXU637-087; Business Profiles, assigned back to Roger Scott Busse by U.S. Bancorp on April 23, 1997. U.S. Bancorp, assigned all right, title and interest in and to the Copyright, and all other proprietary rights (e.g., Cash Flow Projector) in Business Profiles to Roger Scott Busse, including but not limited to (i) all rights to market the seminar Business Profiles, and (ii) the goodwill of the business symbolized by the unregistered service mark Business Profiles.

[Schedule A to Amended and Restated Employment Agreement among Roger S. Busse, Pacific Continental Bank and Pacific Continental Corporation]

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